mCig, Inc. – World Famous Bam Margera Becomes Official Brand Ambassador

BELLEVUE, WA--(GlobeNewswire – June 16, 2014) - mCig, Inc. (OTCQB: MCIG) is very excited to announce its second brand ambassador: Brandon Cole Margera AKA “Bam Margera”.

Bam Margera is a world famous skateboarder, stuntman, director, actor, musician, television and radio personality. He is best known as the founder of the Jackass franchise of movies that have grossed in excess of $300 million at the worldwide box office. He has also appeared in his own nationally syndicated television shows Viva La Bam and Bam’s Unholy Union, on Viacom, Inc.’s MTV Networks. Currently, Bam is the host of Bam’s Bad Ass Game Show which premiered on Time Warner Inc.’s TBS networks on April 14, 2014 and has achieved on average, viewership ratings of over 1 million households per week. Bam is also one of the most popular characters in Activision Blizzard, Inc.’s Tony Hawk Pro Skater video game franchise which is known as one of the most successful video games of all time, grossing in excess of $1 Billion in global sales. To learn even more about Bam, visit his official website here: www.bammargera.com or his Wikipedia page here: http://en.wikipedia.org/wiki/Bam_Margera

Bam has officially joined mCig, Inc. and VitaCig, Inc. as a brand ambassador. As part of this role, Bam will endorse company products for a period of one year. These endorsements will appear online and offline through various media distribution channels.

“When I was 28 I broke my foot in three different spots. Out of boredom, I started smoking cigarettes. Since then it has been really hard to quit even for a day. About a month ago, a friend sent me a box of mCig’s and Vitacig’s. First, I went to the mCig which let me smoke regular tobacco with nicotine. Then I tried out the VitaCig and was surprised that it was able to suppress my need to smoke a regular cigarette. That's when I realized that I liked the motions of smoking just as much, if not more than smoking. For the time being, I officially quit smoking thanks to the mCig and VitaCig. I have tried a lot of different things that were supposed to help me quit but so far only the VitaCig has been able to do that. The VitaCig works so well because it still provides the motions of a normal cigarette giving you an easy way to quit. The best part is there is no nicotine in it, just vitamin vapors and it works beautifully. My favorite flavor is the Energize and I now have one next to me nearly 24/7. I am really happy to be teaming up with mCig, Inc. to help promote these awesome products. I have no doubt that once people hear about the VitaCig and the mCig, they will rush to try it out.” said Bam Margera

“We are thrilled to have Bam join the mCig/VitaCig team. Bam is the perfect brand ambassador and appeals to the millennial demographic that drive viral adoption. We are excited to see what type of an impact Bam’s association will have on the continued adoption of the mCig and VitaCig. At last count, Bam had over 3.6 million facebook followers and nearly 1 million twitter followers making him one of the most widely followed celebrity in social media. These are important metrics we take into account before approaching potential ambassadors. However, the most important metric of all is Bam’s genuine interest in our line of products. As a company, we are only interested in brand ambassadors that have a passion for what we are doing and can transmit that passion when endorsing our products. ” said Mark Linkhorst, CEO of VitaCig, Inc.

“We have all watched Bam do some very difficult things, sometimes even making them look easy. Yet when it came to quitting traditional nicotine cigarettes, Bam found himself in an odd situation. He hated smoking but enjoyed the hand-to-mouth motions and needed something that would help him quit. That something turned out to be VitaCig. Bam’s story is one that can be extrapolated to the 1.2 billion smokers worldwide. That is why we are so excited about the opportunity that lies ahead. While others are focused on leveraging mobile vaporization technology for the purpose of modernizing traditional smoking (nicotine consumption), our ethos has been to leverage that same technology for harm-reduction or medical applications. We are proud to welcome Bam to the mCig/VitaCig family!“ Said Paul Rosenberg, Chairman and CEO of mCig, Inc. Parent to VitaCig, Inc.

Non-Dilutive Transaction

As part of this transaction, mCig, Inc. CEO Mr. Paul Rosenberg has committed to cancel an equal amount of his shares against any newly issued shares to Mr. Margera or his representatives.

VitaCig, Inc. S1 Amendment Update

The Company will be submitting an amended Form S1 to its Auditors today for a final review. Following this review the document will be filed on EDGAR and be available on the www.SEC.gov website.

About mCig, Inc.

mCig, Inc. (OTCQB: MCIG) is a technology company focused on two long-term secular trends sweeping the globe: (1) The decriminalization and legalization of marijuana for medicinal or recreational purposes (2) The adoption of electronic vaporizing cigarettes (commonly known as “eCigs”) by the world’s 1.2 Billion smokers. The company manufactures and retails the mCig – the world’s most affordable vaporizer priced at only $10. Designed in the USA – the mCig provides a superior smoking experience by heating plant material, waxes, and oils delivering a smoother inhalation experience.  The company also owns Vapolution, Inc. which manufactures and retails home-use vaporizers such as the Vapolution 2.0. Through its wholly owned subsidiary, VitaCig, Inc. the company manufactures and retails the VitaCig, a $3 nicotine-free eCig that delivers a water-vapor mixed with vitamins and natural flavors.  See more at: http://www.mCig.org/, www.Vapolution.com, and www.VitaCig.org

The company believes that a well regulated marijuana industry is emerging as more states follow the lead of Washington and Colorado in legalizing marijuana. A similar trend is developing within the eCig industry following the first acquisition of an electronic cigarette brand (Blucigs) by a traditional tobacco company Lorillard Inc. for $135 million followed by another acquisition in February 2014 by Altria Group Inc. of Green Smoke for $150 million. Wells Fargo analyst Bonnie Herzog estimates that eCig sales may rise from $1 Billion in 2013 to $10 billion over the next three years.

mCig, Inc. (OTCQB: MCIG) has positioned itself as a first mover at the intersection of these two trends and hopes to create shareholder value by making the mCig one of the leading choices for electronic consumption of plant material. - See more at: http://www.mcig.org/investors/investor-opportunity-subpage/

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, and future product commercialization; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.

Contact:

Paul Rosenberg
CEO
(425)462-4219